Exhibit 99.1

CAVA Announces Completion of Zoës Kitchen Acquisition

Acquisition will enable smart, impactful investments to help accelerate growth in people, culinary, and tech innovation for both brands

Joins together two brands with distinct service models and a shared passion for healthy, mind blowing Mediterranean cuisine

The combined company will have more than 8,000 team members across 24 states

FOR IMMEDIATE RELEASE

November 21, 2018, Washington D.C.: CAVA Group Inc. (“CAVA”), a privately held and fast growing Mediterranean culinary brand, today announced that is has completed its acquisition of Zoe’s Kitchen, Inc., (NYSE: ZOES or “Zoës Kitchen”) and that Thursday, November 22nd will be the first day of operations for the combined company.

Zoës Kitchen shareholders received $12.75 per share in an all-cash transaction valued at approximately $300 million, as was originally announced on August 16, 2018.  The acquisition will bring Zoës Kitchen into the private market, following a four-year run as a publicly traded entity.

“Today’s announcement is an exciting milestone for CAVA, and we’re thrilled to welcome Zoës Kitchen to our team. Together, these two brands are united by a shared heritage and passion for exceptional Mediterranean cuisine,” Brett Schulman, CAVA Chief Executive Officer said.  “With this acquisition, CAVA will be able to broaden our geographic footprint and meet the needs of even more guests — whether in Bethesda or Birmingham, Plano or Pasadena — who crave delicious, healthy food without compromise. As part of the CAVA family, Zoës Kitchen will benefit from CAVA’s track record of bold culinary innovation and leveraging data and technology to drive growth and convenience.”

As a combined company, CAVA will be the first omni-channel platform in the fast-casual space that leverages two unique service models and their rapidly growing digital and app-based sales channels, a line of chef-crafted dips and spreads that can be found in more than 250 Whole Foods Markets nationwide, and relationships with delivery service providers to truly meet guest demand no matter where, how, or when they want their meal. The combined company will also position the CAVA brand to be the leading authority in Mediterranean culinary in the United States - with a workforce of more than 8,000 team members across 24 states.

While Washington D.C. will serve as headquarters for the combined company, CAVA will maintain a meaningful presence in Plano, Texas - home to Zoës Kitchen.  The Zoës Kitchen brand will remain in-tact for the foreseeable future.

Brett Schulman will serve as Chief Executive Officer of the combined company and today Kevin Miles will be completing his tenure as CEO of Zoës Kitchen.  Kevin Miles started with Zoës Kitchen in 2009. Under his leadership, Mr. Miles grew the privately held restaurant chain from 21 locations in 7 states and approximately $24 million in annual revenue to a public company with 268 locations in 20 states and approximately $340 million of annual revenue.

Mr.  Miles stated, “It’s been an honor and privilege to lead the growth of this amazing organization over the past nine years. It’s been a total team effort and I’m most proud of the positive impact that the Zoës team has had on so many lives, including our team members, guests and business partners. I also want to thank the support of our investors over the years.”

About CAVA

CAVA was born out of a desire to fuel full lives through a bold and innovative food culture rooted in the heritage of the culinary brand’s founders Ted Xenohristos, Ike Grigoropoulos and Executive Chef Dimitri Moshovitis. The three first-generation Greek Americans are childhood friends who wanted to bring the authentic Mediterranean flavors and experiences of their Greek upbringing to a wider audience in a modern, accessible format. The trio then partnered with CAVA CEO Brett Schulman to grow the company. Together, CAVA has evolved into an organization with more than 70 chef-casual restaurants across 10 states and a successful line of chef-crafted dips and spreads sold in more than 250 Whole Foods Market locations and other speciality grocery stores around the country. For a full list of open and upcoming locations, visit: cava.com/locations. For more information, please visit www.cava.com and follow CAVA on social media.

About Zoës Kitchen

Founded in 1995, Zoës Kitchen is a fast-casual restaurant group serving a distinct menu of fresh, wholesome, made-from-scratch, Mediterranean-inspired dishes delivered with warm hospitality. With no microwaves, or fryers, grilling is the predominant method of cooking along with an abundance of fresh fruits and vegetables, fresh herbs, olive oil and lean proteins. With more than 260 locations in 20 states across the United States, Zoës Kitchen delivers goodness to its guests by sharing simple, tasty and fresh Mediterranean meals that inspire guests to lead a balanced lifestyle and feel their best from the inside out. For more information, please visit www.zoeskitchen.com, Facebook, Instagram, Twitter or follow #LiveMed.

Contact Information:

CAVA

Ben Famous: 614.935.3727

media@cava.com

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